UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2019

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction Of Incorporation)	0-26224 (Commission File Number)	51-0317849 (IRS Employer Identification No.)

311 Enterprise Drive Plainsboro, NJ 08536 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $.01 Per Share	IART	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 24, 2019, the Board of Directors (the “Board”) of Integra LifeSciences Holdings Corporation (the “Company”) promoted Glenn G. Coleman to the position of Corporate Vice President, Chief Operating Officer. Effective as of his promotion, Mr. Coleman will cease to serve as the Company’s Chief Financial Officer and Principal Financial Officer.
In his previous role with the Company, Mr. Coleman was responsible for accounting and financial reporting, budgeting, internal audit, tax, treasury, investor relations, as well as information technology. Prior to joining Integra in 2014, Mr. Coleman spent 25 years in financial management positions with leading global businesses, including serving as vice president for finance and corporate controller at Curtiss-Wright Corporation. He also worked at Alcatel-Lucent in various finance executive leadership positions, including vice president for the Wireless and Wireline Business, controller for the Americas region, vice president of Internal Audit, and director of finance for external and internal reporting. Mr. Coleman began his career at PricewaterhouseCoopers LLP. Mr. Coleman received his bachelor’s degree from Montclair State University. He is a certified public accountant in New Jersey.
In connection with Mr. Coleman’s promotion, the Compensation Committee (the “Committee”) of the Board of the Company approved the following changes to Mr. Coleman’s compensation: (i) an increase in Mr. Coleman’s annual base salary by three point seven percent (3.7%), to $600,000, effective June 24, 2019, (ii) a one-time equity award valued at $750,000, in the form of restricted stock, to be granted on or about July 1, 2019 and vesting on the third anniversary of the grant date, and (iii) an increase in his long-term equity target percentage to two-hundred and seventy percent (270%) of his base salary for the 2019 performance year.
Also on June 24, 2019, the Board appointed Carrie Anderson as Corporate Vice President, Chief Financial Officer and Principal Financial Officer of the Company. Ms. Anderson most recently served as chief accounting officer and corporate controller at Dover Corporation, a global industrial manufacturer with 20 operating companies, where she was responsible for corporate accounting and FP&A across Europe, India and China. In addition, Ms. Anderson served as chief financial officer for two of Dover’s operating segments. Prior to Dover Corporation, Ms. Anderson spent over a decade at Aptiv PLC (formerly Delphi), serving in various finance functions, including capital planning and investor relations, and ultimately, global segment chief financial officer. She began her career with General Motors in 1991. Ms. Anderson received a bachelor’s degree in chemical engineering from Purdue University and an MBA from Ball State University.
There are no familial relationships or related party transactions requiring disclosure under Item 401(d) or Item 404(a), respectively, of Regulation S-K.
(e)
ANDERSON OFFER LETTER
Pursuant to the offer letter dated May 9, 2019 (the “Letter”), Ms. Anderson’s compensation will consist of the following:

•	An annual base salary of $500,000;

•	A one-time cash signing bonus of $225,000 paid during the first thirty (30) days of employment after start date;

•
A one-time equity award valued at $1,700,000, in the form of restricted stock, to be granted on or around July 1, 2019, vesting as follows: the first thirty-three percent (33%) on the first anniversary of the grant date, thirty-three percent (33%) on second anniversary of the grant date, and thirty-four (34%) on the third anniversary of the grant date.

•
Beginning for performance year 2019, Ms. Anderson will be eligible for an annual cash bonus targeted at 70% of annual base salary and an annual equity award targeted at 190% of annual base salary, based on the achievement of Company performance targets as well as individual performance objectives determined by the CEO of the Company and approved by the Committee.

•	Beginning for performance year 2019, annual equity awards for Ms. Anderson shall be allocated as follows:

◦	20% of the denominated value of such annual equity award shall be in the form of restricted stock with annual vesting over three years;

◦	30% of the denominated value of such annual equity award shall be in the form of non-qualified stock options with annual vesting over four years; and

◦
50% of the denominated value of such annual equity award shall be in the form of performance stock units with vesting contingent on the achievement of certain performance goals covering the applicable 3-year performance period.

The Company will also reimburse Ms. Anderson for up to $100,000 of certain relocation-related expenses.

There are no familial relationships or related party transactions requiring disclosure under Item 401(d) or Item 404(a), respectively, of Regulation S-K.

In addition, effective June 24, 2019, Ms. Anderson became an executive participant in the Company’s change in control severance program (the "Program"). The Program’s definition of “Severance Multiple” was modified, effective June 24, 2019, to provide the Company’s Chief Operating Officer and Chief Financial Officer with a lump sum payment equal to 2 times the sum of his or her annual base salary and target cash bonus in the event of a qualifying termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Eric Schwartz
Eric Schwartz
Title:	Corporate Vice President, General Counsel and Secretary

Date: June 24, 2019